Exhibit 99.1

Century Aluminum Grundartangi Smelter Experiences Temporary Outage; Smelter Operations Resumed

MONTEREY, CA -- (MARKETWIRE) – 1/11/12 -- Century Aluminum Company (NASDAQ: CENX) announced that the Grundartangi smelter, owned and operated by its wholly owned subsidiary, Nordural Grundartangi ehf, experienced a temporary power outage yesterday.  The outage resulted from damage sustained, due to abnormal and extreme weather conditions, at an offsite electrical substation owned and operated by the national power grid operator.

The outage lasted approximately three hours and power was fully restored after approximately 12 hours.  Plant personnel handled the interruption safely and no injuries have been recorded.

The smelter is in the process of resuming full operations. Nordural is continuing to evaluate the full impact of the outage on the smelter, which it does not currently believe to be material.

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements, including, without limitation, whether or not any further power outages will be sustained at the Grundartangi smelter, whether the smelter will be able to resume full and normal operations in a timely manner and whether or not the Grundartangi smelter will be able to successfully avoid further damages as a result of the power outage. Forward-looking statements in this press release include, without limitation, statements regarding damages and injuries suffered at the Grundartangi smelter as a result of the power outage, and the ability of the Grundartangi to successfully resume full and normal operations.  More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Contacts:
Mike Dildine (media)
Lindsey Berryhill
831-642-9364

Shelly Harrison (investors)
831-642-9357